                                                                     EXHIBIT 5.6


                    [OSLER, HOSKIN & HARCOURT LLP LETTERHEAD]

April 29, 2005

TO: THE PERSONS NAMED IN ANNEX A HERETO

Dear Sirs:

CASE NEW HOLLAND INC. ISSUE OF GUARANTEED SENIOR NOTES

We have acted as special counsel to CNH Canada, Ltd. (the "Canadian Guarantor") in connection with the Registration Statement on Form F-4 (the "Registration Statement") being filed by Case New Holland Inc., a Delaware corporation (the "Company"), CNH Global, N.V., a Netherlands public limited liability company (the "Parent"), and certain subsidiaries of the Parent named therein (collectively with the Parent, the "Guarantors"), including the Canadian Guarantor with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Securities Act"), relating to the registration of $500,000,000 principal amount of the Company's 6% Senior Notes due 2009 (the "New 6% Notes") and $1,050,000,000 principal amount of the Company's 9 1/4% Senior Notes due 2011 (the "New 9 1/4% Notes" and, together with the New 6% Notes, the "New Notes"), which are to be offered in exchange for an equivalent principal amount of presently outstanding 6% Senior Notes due 2009 (the "Old 6% Notes") and 9 1/4% Senior Notes due 2011 (the "Old 9 1/4% Notes" and, together with the Old 6% Notes, the "Old Notes"), respectively, all as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed (the "Guarantees") by the Guarantors. Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old 6% Notes were and the New 6% Notes will be issued under the Indenture, dated as of May 18, 2004 (the "6% Notes Indenture"), by and among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the "Trustee"). The Old 9 1/4% Notes were and the New 9 1/4% Notes will be issued under the Indenture, dated as of August 1, 2003, as supplemented by the First Supplemental Indenture dated as of September 16, 2003 (the "9 1/4% Notes Indenture" and, together with the 6% Notes Indenture, the "Indentures"), by and among the Company, the Guarantors and the Trustee.

All capitalized terms used in this opinion letter, unless otherwise defined in this opinion letter, shall have the meanings specified in the Indentures.

A.   DOCUMENTATION

As such counsel, we have examined an executed copy of each of the following (individually, a "Document" and, collectively, the "Documents"):

     (a)  the Indentures;

     (b) the forms of Guarantees endorsed on the New Notes to be executed by the Canadian Guarantor; and

     (c)  the forms of New Notes.

We have also reviewed a copy of the Registration Statement.

B.   JURISDICTION

We are solicitors qualified to practise law in the Province of Ontario and, we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario ("Applicable Laws").

C.   SCOPE OF EXAMINATION

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

D.   ASSUMPTIONS AND RELIANCES

In expressing the opinions in paragraph 1 under Section E, we have relied solely upon a certificate of compliance issued by the Department of Industry Canada, dated April 29, 2005, copies of which have been delivered to you.

For purposes of the opinions expressed in this letter, we have assumed:

     (a) the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

     (b) that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials are, and in the case of paragraph 1 below, continue to be, true; and

     (c) that each of the Documents have been duly authorized, executed and delivered by, and are enforceable in accordance with their respective terms against, all parties to them other than the Canadian Guarantor.

E.   OPINIONS

On the basis of the foregoing, we are of the opinion that:

1. The Canadian Guarantor has been duly incorporated and is a validly existing corporation under the laws of Canada.

2. The Canadian Guarantor has all necessary corporate power and capacity to enter into each of the Documents to which it is a party and to perform its obligations under the applicable Documents.

3. The execution and delivery by the Canadian Guarantor of each of the Documents to which it is a party and the performance of its obligations under such Documents have been duly authorized by all necessary corporate action on the part of the Canadian Guarantor.

4. Each of the Documents other than the Guarantees to which the Canadian Guarantor is a party has been duly executed and delivered by it.

The opinions expressed in this opinion letter are given solely for the benefit of the addressees hereof in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person, except that this opinion letter may be relied upon by Sidley Austin Brown & Wood LLP as if it were addressed to them.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters". In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.


Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

PJH/PS

                                     ANNEX A



Case New Holland Inc.
CNH Global, N.V.
Tower B, 10th Floor
World Trade Center, Amsterdam Airport
Schiphol Boulevard 217
1118 BH Amsterdam
The Netherlands